Exhibit 21

NAME	JURISDICTION OF ORGANIZATION
SS&C Technologies, Inc.	Delaware
Financial Models Holdings, Inc.	Delaware
Financial Models Company Ltd.	New York
SS&C Fund Administration Services LLC	New York
OMR Systems International, Ltd.	New Jersey
Financial Interactive, Inc.	California
Open Information Systems, Inc.	Connecticut
Cogent Management Inc.	New York
SS&C Technologies New Jersey, Inc.	New Jersey
SS&C Technologies Connecticut, LLC	Connecticut
TheNextRound, Inc.	Massachusetts
TheNextRound, Inc. — EAFE, Ltd.	Massachusetts
Tradeware Global Corp.	Delaware
Tradeware Global LLC	Delaware
Tradeware Global Holdings, LLC	Delaware
SS&C Technologies Canada Corp.	Nova Scotia
Financial Models Corporation Limited	United Kingdom
Tradeware Global UK Ltd.	United Kingdom
FMC Global Investments Limited	Barbados
SS&C Technologies Australia Pty Ltd.	Australia
SS&C Technologies Limited	United Kingdom
SS&C Technologies Sdn. Bhd.	Malaysia
SS&C Technologies, KK	Japan
SS&C Technologies B.V.	Netherlands
SS&C Technologies (s) Pte Ltd	Singapore
SS&C Fund Services N.V.	Netherlands Antilles
SS&C Fund Services (B.V.I.) Limited	British Virgin Islands
HC Investments Ltd.	British Virgin Islands
SS&C (Bahamas) Ltd.	Bahamas
SS&C Technologies Ireland Ltd.	Ireland